EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS:
Consistent Operational Performance with Improvements in Food and Fuel Segments

August 7, 2019 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the 2019 second quarter ended June 29, 2019.

Second Quarter 2019 Overview

•	Revenue of $827.3 million

•	Net income of $26.3 million, or $0.16 per GAAP diluted share

•	Adjusted EBITDA of $115.5 million

•	Diamond Green Diesel (DGD) delivers $1.25 EBITDA per gallon

•	Consolidated adjusted pro forma EBITDA $159.4 million

•	DGD issued partner dividend of $17.7 million in April 2019, with a subsequent dividend of $37.8 million in July 2019

•	US bond refinanced, lowering borrowing cost and extending maturity with extinguishment costs incurred in quarter

For the second quarter of 2019, the Company reported net sales of $827.3 million, as compared with net sales of $846.6 million for the second quarter of 2018. The reduction in net sales of $(19.3) million is mainly the result of lower global protein prices and the divestiture of the Company’s industrial residuals business in May 2018 which was partially offset by the increase in sales volumes of the specialty pet food business and increased collagen sales values.

Net income attributable to Darling for the three months ended June 29, 2019 was $26.3 million, or $0.16 per diluted share, compared to a net loss of $(30.4) million, or $(0.18) per diluted share, for the second quarter of 2018. The increase in net income over the same period in fiscal 2018 reflects the absence of the following one-time costs realized last year: debt extinguishment costs of $23.5 million related to Euro bond refinancing; the loss of $15.5 million from the sale of Terra Renewal Services subsidiary; and $15.0 million of restructuring and impairment charges incurred as a result of the Hurlingham, Argentina, gelatin plant closure.

Comments on the Second Quarter 2019

“Overall, earnings improved for the second quarter with combined, pro forma adjusted EBITDA of $159.4 million, inclusive of core Darling and Diamond Green Diesel adjusted EBITDA results and $13.2 million gain from the China property sale. Operationally, our global rendering business faced negative market conditions on our finished product pricing due to unresolved trade agreements with China and continued fallout from the African Swine Fever epidemic,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Our food segment showed strong performance again bolstered by volume growth from new product launches, primarily related to our growing global collagen business. Our Fuel segment delivered consistently without the Blender’s Tax Credit (BTC).”

“Diamond Green Diesel, our 50/50 joint venture with Valero, performed well and met expected entity level EBITDA of $1.25 per gallon. Subsequent to the end of the first quarter, we also received two partner dividends totaling $55.5 million, with $17.7 million being recorded in the second quarter and the remainder to be posted in our 2019 third quarter. Additionally, Super Diamond, our 400-mm gallon expansion project, remains on track to start up at the end of 2021.”

“We continue to successfully overcome headwinds from the current macro environment. This is an ongoing demonstration that our diverse global platform and our integrated supply chain provide Darling a competitive advantage to achieve our

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mission of driving sustainable solutions for feeding and fueling our growing world, while at the same time driving value for our shareholders and our team members,” Stuewe concluded.

Operational Update by Segment

•
Feed Ingredients - Substantially lower protein meal markets, due to abundant global supplies, drove significantly lower results. Fat pricing improved slightly late in the quarter as a result of higher corn prices and increased global energy market demand. However, North America formulas lagged, with forward supply chain pricing to DGD expected to improve performance in the third quarter. Raw material volumes trended up by 1.6 percent while higher raw material costs further pressured margins and the impact of ASF weighed on supply volumes in Europe due to increased export demand to Asian food markets.

•
Food Ingredients - Much improved performance when adjusted for the closure of Argentina gelatin facility in the 2018 second quarter. Global collagen delivered higher margins and volume growth, serving improved nutraceutical demand with new product launches. Results also reflect realized gain of $13.2 million from the sale of a dormant Rousselot property in China. Depressed competing palm oil markets pressured the refining margins on edible fats.

•
Fuel Ingredients - Segment met expectations and demonstrated consistent performance with North American operations delivering steady earnings despite the lack of the BTC. Ecoson bioenergy business performed well, leveraging additional volume from the Belgium digester. Rendac, our European disposal rendering and disease mitigation operations, was impacted by decreased livestock and slaughter volumes compared to last year.

•
Diamond Green Diesel Joint Venture (DGD) - Delivered solid performance and continues to have broader impact within Darling by providing increased opportunities to more fully utilize our collection and rendering assets and activities as we continue to capitalize on growing Low Carbon Fuel Standard markets. DGD posted $1.25 EBITDA per gallon without the benefit of the BTC. JV partners each received dividends of $17.7 million in the second quarter and $37.8 million to be recorded in the third quarter 2019. Super Diamond phase III expansion remains on track for a late 2021 start up.

Financial Update by Segment

Feed Ingredients	Three Months Ended		Six Months Ended
($ thousands)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales (1)	$487,447	$498,823	$983,266	$984,621
Loss (gain) on sale of assets	(524)	782	(4,914)	420
Selling, general and administrative expenses	46,465	43,947	95,296	92,212
Depreciation and amortization	48,720	46,823	98,089	96,612
Segment operating income	15,831	37,264	30,981	58,921
EBITDA (2)	$64,551	$84,087	$129,070	$152,533
(1) Includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization to segment operating income

•
Feed Ingredients operating income for the three months ended June 29, 2019 was $15.8 million, a decrease of $21.4 million or (57.5) % as compared to the three months ended June 30, 2018. This was primarily due to a decrease in protein finished product sales prices, lower spreads in poultry pet grade products and higher operating costs due to the addition of several new facilities.

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•
Feed Ingredients operating income during the six months ended June 29, 2019 was $31.0 million, a decrease of $27.9 million or (47.4) % as compared to the six months ended June 30, 2018. This was primarily due to a decrease in protein sales prices, lower spreads in poultry pet grade products and higher factory and depreciation and amortization costs from the addition of several new facilities.

Food Ingredients	Three Months Ended		Six Months Ended
($ thousands)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales (1)	$274,835	$276,729	$553,999	$582,249
Loss (gain) on sale of assets	(13,379)	(57)	(13,265)	(212)
Selling, general and administrative expenses	23,431	22,190	45,318	46,051
Restructuring and impairment charges	—	14,965	—	14,965
Depreciation and amortization	19,861	20,388	39,372	41,028
Segment operating income/(loss)	30,478	(5,649)	54,126	6,184
EBITDA (2)	$50,339	$14,739	$93,498	$47,212
(1) Includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization and restructuring and impairment charges to segment operating income

•
Food Ingredients operating income was $30.5 million for the three months ended June 29, 2019, an increase of $36.2 million or 646.4 % as compared to the three months ended June 30, 2018. The increase is primarily due to gain on sale of land at a former facility in China, no impairment charges in the current year and improved results in the collagen markets. The Company’s edible fat margins were lower because of lower raw material volumes as compare to the same period in fiscal 2018. The casing business delivered lower earnings due to lower margins as compared to the same period in fiscal 2018.

•
Food Ingredients operating income was $54.1 million for the six months ended June 29, 2019, an increase of $47.9 million or 772.6 % as compared to the six months ended June 30, 2018. The increase is primarily due to improved results in the collagen markets, a gain on sale of land in China and no impairment charges in the current year as compared to the same period in fiscal 2018 when the Company closed its Argentina collagen plant. The Company’s edible fat margins were lower because of lower raw material volumes as compared to the same period in fiscal 2018. The casing business delivered lower earnings due to lower margins as compared to the same period in fiscal 2018.

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Fuel Ingredients	Three Months Ended		Six Months Ended
($ thousands)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales (1)	$65,042	$71,094	$125,163	$155,150
Loss (gain) on sale of assets	(23)	37	3	92
Selling, general and administrative expenses	425	164	(329)	(1,234)
Depreciation and amortization	8,362	8,537	16,160	17,008
Segment operating income	2,961	5,016	5,962	22,173
Adjusted EBITDA (2)	$11,323	$13,553	$22,122	$39,181
(1) Includes revenue recognition reclass for billed freight moved to cost of sales per new revenue standard
(2) Adjusted EBITDA calculated by adding depreciation and amortization to segment operating income
Fuel Ingredients Segment results shown do not include the Diamond Green Diesel (DGD) 50% Joint Venture

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment operating income for the three months ended June 29, 2019 was $3.0 million, a decrease of $2.0 million or (40.0)% as compared to the same period in fiscal 2018. The decrease in earnings is primarily due to lower Rendac volumes and lower sales values at Ecoson for the second quarter of fiscal 2019 as compared to the same period in fiscal 2018.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the six months ended June 29, 2019 was $6.0 million, a decrease of $16.2 million or (73.0)% as compared to the same period in fiscal 2018. The decrease in earnings is primarily related to the 2017 blenders tax credits booked in the first quarter of 2018 as compared to no blenders tax credits booked in fiscal 2019.

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Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended June 29, 2019 and June 30, 2018
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 29,	June 30,	Favorable	June 29,	June 30,	Favorable
	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Net sales	$827,324	$846,646	$(19,322)	$1,662,428	$1,722,020	$(59,592)
Costs and expenses:
Cost of sales and operating expenses	644,716	652,239	7,523	1,295,629	1,330,800	35,171
Loss (gain) on sale of assets	(13,926)	762	14,688	(18,176)	300	18,476
Selling, general and administrative expenses	81,017	78,558	(2,459)	166,020	165,460	(560)
Restructuring and impairment charges	—	14,965	14,965	—	14,965	14,965
Depreciation and amortization	79,486	78,454	(1,032)	158,650	157,073	(1,577)
Total costs and expenses	791,293	824,978	33,685	1,602,123	1,668,598	66,475
Operating income	36,031	21,668	14,363	60,305	53,422	6,883
Other expense:
Interest expense	(20,853)	(23,016)	2,163	(40,729)	(46,140)	5,411
Debt extinguishment costs	(12,126)	(23,509)	11,383	(12,126)	(23,509)	11,383
Foreign currency loss	(388)	(3,495)	3,107	(1,120)	(4,976)	3,856
Gain/(loss) on disposal of subsidiaries	—	(15,538)	15,538	—	(15,538)	15,538
Other (expense)/gain, net	(2,019)	1,199	(3,218)	(4,544)	(1,317)	(3,227)
Total other expense	(35,386)	(64,359)	28,973	(58,519)	(91,480)	32,961
Equity in net income of unconsolidated subsidiaries	38,175	15,236	22,989	61,948	112,390	(50,442)
Income/(loss) before income taxes	38,820	(27,455)	66,275	63,734	74,332	(10,598)
Income taxes expense	7,776	1,683	(6,093)	13,050	5,395	(7,655)
Net income/(loss)	31,044	(29,138)	60,182	50,684	68,937	(18,253)
Net income attributable to noncontrolling interests	(4,786)	(1,282)	(3,504)	(6,414)	(2,052)	(4,362)
Net income/(loss) attributable to Darling	$26,258	$(30,420)	$56,678	$44,270	$66,885	$(22,615)
Basic income/(loss) per share:	$0.16	$(0.18)	$0.34	$0.27	$0.41	$(0.14)
Diluted income/(loss) per share:	$0.16	$(0.18)	$0.34	$0.26	$0.40	$(0.14)

Number of diluted common shares:	168,432	164,651		168,546	166,259

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Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
June 29, 2019 and December 29, 2018
(in thousands)

	June 29,	December 29,
	2019	2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$87,011	$107,262
Restricted cash	103	107
Accounts receivable, net	357,671	385,737
Inventories	348,309	341,028
Prepaid expenses	44,363	35,247
Income taxes refundable	5,554	6,462
Other current assets	24,127	22,099
Total current assets	867,138	897,942

Property, plant and equipment, less accumulated depreciation, net	1,722,296	1,687,858
Intangible assets, less accumulated amortization, net	565,976	595,862
Goodwill	1,233,486	1,229,159
Investment in unconsolidated subsidiaries	458,032	410,177
Operating lease right-of-use assets	120,950	—
Other assets	54,353	53,375
Deferred income taxes	14,365	14,981
	$5,036,596	$4,889,354

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$35,877	$7,492
Accounts payable, principally trade	208,901	219,479
Income taxes payable	10,291	4,043
Current operating lease liabilities	36,703	—
Accrued expenses	274,534	309,484
Total current liabilities	566,306	540,498

Long-term debt, net of current portion	1,640,056	1,666,940
Long-term operating lease liabilities	83,440	—
Other non-current liabilities	113,086	115,032
Deferred income taxes	227,073	231,063
Total liabilities	2,629,961	2,553,533

Commitments and contingencies
Total Darling's stockholders' equity:	2,342,911	2,273,048
Noncontrolling interests	63,724	62,773
Total stockholders' equity	$2,406,635	$2,335,821
	$5,036,596	$4,889,354

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Six Months Ended June 29, 2019 and June 30, 2018
(in thousands)
(unaudited)

	Six Months Ended
	June 29,	June 30,
Cash flows from operating activities:	2019	2018
Net income	$50,684	$68,937
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,650	157,073
Loss/ (gain) on disposal of property, plant, equipment and other assets	(18,176)	300
Loss on disposal of subsidiaries	—	15,538
Asset impairment	—	2,907
Gain on insurance proceeds from insurance settlements	(845)	(1,253)
Deferred taxes	(3,137)	(7,512)
Increase in long-term pension liability	1,010	123
Stock-based compensation expense	14,182	13,232
Write-off deferred loan costs	4,547	8,105
Deferred loan cost amortization	3,010	4,664
Equity in net income of unconsolidated subsidiaries	(61,948)	(112,390)
Distribution of earnings from unconsolidated subsidiaries	17,755	26,597
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	27,218	5,217
Income taxes refundable/payable	7,140	(5,438)
Inventories and prepaid expenses	(17,374)	(30,561)
Accounts payable and accrued expenses	(29,849)	(25,705)
Other	1,457	8,243
Net cash provided by operating activities	154,304	128,047
Cash flows from investing activities:
Capital expenditures	(167,871)	(139,130)
Acquisition, net of cash acquired	(1,431)	(51,089)
Investment of unconsolidated subsidiaries	(1,000)	(6,500)
Proceeds from sale of investment in subsidiary	—	82,805
Gross proceeds from disposal of property, plant and equipment and other assets	9,814	2,244
Proceeds from insurance settlement	845	1,253
Payments related to routes and other intangibles	(3,150)	(294)
Net cash used by investing activities	(162,793)	(110,711)
Cash flows from financing activities:
Proceeds from long-term debt	507,722	623,695
Payments on long-term debt	(526,230)	(650,976)
Borrowings from revolving credit facility	273,485	247,975
Payments on revolving credit facility	(266,884)	(221,632)
Net cash overdraft financing	11,178	4,517
Deferred loan costs	(7,003)	(9,324)
Issuance of common stock	12	182
Minimum withholding taxes paid on stock awards	(3,193)	(2,123)
Distributions to noncontrolling interests	—	(983)
Net cash used by financing activities	(10,913)	(8,669)
Effect of exchange rate changes on cash	(853)	(11,321)
Net decrease in cash, cash equivalents and restricted cash	(20,255)	(2,654)
Cash, cash equivalents and restricted cash at beginning of period	107,369	106,916
Cash, cash equivalents and restricted cash at end of period	$87,114	$104,262
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(7,542)	$(6,336)
Cash paid during the period for:
Interest, net of capitalized interest	$45,196	$39,614
Income taxes, net of refunds	$12,607	$17,154
Non-cash financing activities:
Operating lease right of use asset obtained in exchange for new lease liabilities	$7,492	$—
Debt issued for assets	$—	$17

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Selected financial information for the Company's Diamond Green Diesel Joint Venture is as follows:

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
June 30, 2019 and December 31, 2018
(in thousands)

	June 30,	December 31,
	2019	2018

Assets:
Total current assets	$252,521	$186,258
Property, plant and equipment, net	621,733	576,384
Other assets	23,877	24,601
Total assets	$898,131	$787,243

Liabilities and members' equity:
Total current portion of long term debt	$284	$189
Total other current liabilities	51,828	40,619
Total long term debt	8,936	8,485
Total other long term liabilities	4,511	539
Total members' equity	832,572	737,411
Total liabilities and members' equity	$898,131	$787,243

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months and Six Months Ended June 30, 2019 and June 30, 2018
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
			$ Change			$ Change
	June 30,	June 30,	Favorable	June 30,	June 30,	Favorable
	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Revenues:
Operating revenues	$294,811	$151,989	$142,822	$597,529	$302,310	$295,219
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	207,024	115,659	(91,365)	450,087	65,838	(384,249)
Depreciation, amortization and accretion expense	11,914	6,254	(5,660)	23,332	12,374	(10,958)
Total costs and expenses	218,938	121,913	(97,025)	473,419	78,212	(395,207)
Operating income	75,873	30,076	45,797	124,110	224,098	(99,988)
Other income	634	415	219	1,275	792	483
Interest and debt expense, net	(321)	(319)	(2)	(645)	(319)	(326)
Net income	$76,186	$30,172	$46,014	$124,740	$224,571	$(99,831)

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
Three and six months ended June 29, 2019 and June 30, 2018

	Three Months Ended - Year over Year		Six Months Ended - Year over Year
Adjusted EBITDA	June 29,	June 30,	June 29,	June 30,
(U.S. dollars in thousands)	2019	2018	2019	2018

Net income/(loss) attributable to Darling	$26,258	$(30,420)	$44,270	$66,885
Depreciation and amortization	79,486	78,454	158,650	157,073
Interest expense	20,853	23,016	40,729	46,140
Income tax expense	7,776	1,683	13,050	5,395
Restructuring and impairment charges	—	14,965	—	14,965
Foreign currency loss	388	3,495	1,120	4,976
Other expense/(income), net	2,019	(1,199)	4,544	1,317
Debt extinguishment costs	12,126	23,509	12,126	23,509
Loss on sale of subsidiary	—	15,538	—	15,538
Equity in net (income) of unconsolidated subsidiaries	(38,175)	(15,236)	(61,948)	(112,390)
Net income attributable to noncontrolling interests	4,786	1,282	6,414	2,052
Adjusted EBITDA	$115,517	$115,087	$218,955	$225,460
Foreign currency exchange impact (1)	5,605	—	11,661
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$121,122	$115,087	$230,616	$225,460

DGD Joint Venture Adjusted EBITDA (Darling's share)	$43,894	$18,165	$73,721	$118,236

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended June 29, 2019 of €1.00:USD$1.12 and CAD$1.00:USD$0.75 as compared to the average rate for the three months ended June 30, 2018 of €1.00:USD$1.20 and CAD$1.00:USD $0.77, respectively. The average rates assumption used in the calculation was the actual fiscal average rate for the six month ended June 29, 2019 of €1.00:USD$1.13 and CAD$1.00:USD $0.75 as compared to the average rate for the six months ended June 30, 2018 of €1.00:USD$1.13 and CAD$1.00:USD$0.75 as compared to the average rate for the six months ended June 30, 2018 of €1.00:USD$1.22 and CAD$1.00:USD $0.78, respectively.

About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal

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fats) into valuable feed and fuel ingredients and collects and processes residual bakery products into feed ingredients. In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.
Darling Ingredients Inc. will host a conference call to discuss the Company’s second quarter 2019 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, August 8, 2019. To listen to the conference call, participants calling from within North America should dial 1-844-868-8847; international participants should dial 1-412-317-6593. Please refer to access code 10132938. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through August 15, 2019, by dialing 1-877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10132938. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.25% Notes and 3.625% Notes that were outstanding at June 29, 2019. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.25% Notes and 3.625% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements that are subject to risks and uncertainties that could cause the actual results of Darling Ingredients Inc. (the “Company”) to differ materially from those expressed or implied in the statements. Statements that are not statements of historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “planned,” “contemplate,” “potential,” “possible,” “proposed,” “intend,” “believe,” “anticipate,” “expect,” “may,” “will,” “would,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. The Company cautions readers that any such forward-looking statements it makes are not guarantees of future performance and that actual results may differ materially from anticipated results or expectations expressed in its forward-looking statements as a result of a variety of factors, including many that are beyond the Company’s control. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain

News Release August 11, 2019 Page 11

and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas(“GHG”) emissions that adversely affect programs like the U.S. government’s renewable fuel standard, low carbon fuel standards (“LCFS”) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of 2009 H1N1 flu (initially known as “Swine Flu”), Highly pathogenic strains of avian influenza (collectively known as “Bird Flu”), severe acute respiratory syndrome (“SARS”), bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere, such as the recent African Swine Fever (“ASF”) outbreak in China; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign (including, without limitation, China) regulations (including new or modified animal feed, Bird Flu, SARS, PED, BSE or ASF or similar or unanticipated regulations) affecting the industries in which the Company operates or its value added products; risks associated with the DGD Joint Venture, including possible unanticipated operating disruptions and issues relating to the announced expansion project; risks and uncertainties relating to international sales and operations, including imposition of tariffs, quotas, trade barriers and other trade protections imposed by foreign countries; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could cause actual results to vary materially from the forward-looking statements included in this presentation or negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 5601 N. MacArthur Blvd., Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-281-4478